EXHIBIT 99-2

FOR IMMEDIATE RELEASE:

           California Amplifier Reports FY 2004 Third Quarter Results

     *  Company generates record sales of $44.2 million in latest quarter

            * Q3 diluted EPS of 22 cents, up from 6 cents a year ago


CAMARILLO, California, December 23, 2003 --- California Amplifier, Inc. (Nasdaq: CAMP) today reported results for its third quarter ended November 30, 2003.

Sales for the third quarter of fiscal 2004 were $44.2 million, compared to $24.2 million for the immediately preceding quarter and $24.0 million for the third quarter of the prior year. Net income for the third quarter was $3.5 million, or $0.22 per diluted share, compared to net income of $391,000, or $0.03 per diluted share in the immediately preceding quarter, and net income of $905,000, or $0.06 per diluted share, in the third quarter of last year.

"We are pleased with our overall performance during the third quarter, during which we successfully responded to the substantial increase in market demand for our satellite television reception products," stated Fred Sturm, President and Chief Executive Officer. "Our third quarter revenue, which increased over 80% on both a sequential quarter and prior year basis, represents a record level for our Company, greatly surpassing the previous record for quarterly revenue of $32.8 million set two years ago. The performance in the latest quarter was made possible by the outstanding efforts of our employees and our supply chain partners."

Mr. Sturm continued, "In addition to increased market demand, our record revenues in the third quarter were the result of higher average selling prices on our latest generation satellite television products. We remain encouraged by the continued growth in subscriber base by the U.S. satellite television providers, and we are continuing our efforts to support their product requirements."

For the nine months ended November 30, 2003 sales were $87.0 million, compared to $74.0 million in the prior year. Net income for the first nine months of fiscal year 2004 was $2.7 million, or $0.18 per diluted share, compared to net income of $4.2 million, or $0.28 per diluted share, in the
first nine months of fiscal year 2003.   Net income for the latest nine
month period is down from the prior year because of manufacturing inefficiencies associated with substantial quarter-to-quarter changes in customer demand and production volume, material expedite costs associated with the significant ramp-up in production volume beginning in the second quarter, and increased competitive pricing pressures in the Satellite products business.

Mr. Sturm also noted, "Based on our current visibility, we estimate fourth quarter sales in the range of $40 to $48 million and earnings in the range of $0.18 to $0.24 per diluted share."

As separately announced today, the Company has entered into an agreement to acquire Vytek Corporation, a privately-held company engaged in providing software and hardware solutions and services that enable wired and wireless access to information.

Conference Call
The Company will conduct a conference call to discuss its third quarter results and the planned acquisition of Vytek, Inc. on Tuesday, December 23, 2003 at 1:30 p.m., Pacific Time that will be available as a live audio webcast at Company's web site, www.calamp.com, or on the web site www.prnewswire.com under the Multimedia News section. Both links require listeners to install either RealPlayer or Windows Media Player to access the event. A replay of the audio broadcast will be available for 14 days after the call's completion.

About California Amplifier, Inc.
California Amplifier designs, manufactures and markets a broad line of integrated microwave equipment used primarily in conjunction with satellite television and terrestrial wireless broadband and video applications. The Company's Satellite business unit designs and markets outdoor reception equipment for the U.S. Direct Broadcast Satellite (DBS) television market as well as a broad line of consumer and commercial satellite products for video and data reception. The Wireless Access business unit designs and markets integrated reception and two-way transmission fixed wireless equipment for broadband data and video applications. California Amplifier is an ISO 9001 certified company. For additional information, visit California Amplifier's web site at www.calamp.com.

Statements in this release about the Company's future financial performance, customer relationships, initiatives to develop innovative wireless solutions, and the market potential of new products are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Words such as "may", "will", "expects", "intends", "plans", "believes", "seeks", "could", "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. Factors that could impact California Amplifier's future results include changes in product demand and market growth rates, the effect of competition, pricing pressures, supplier constraints, manufacturing yields, market acceptance of new products and the viability and market acceptance of new technologies. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about California Amplifier's risks is available in the Company's annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

For more information, contact:
       Crocker Coulson                    Rick Vitelle
       Partner                            Chief Financial Officer
       CCG Investor Relations             California Amplifier, Inc.
       (818) 789-0100                     (805) 987-9000
       crocker.coulson@coffincg.com


                              [TABLES FOLLOW]

CALIFORNIA AMPLIFIER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

                                 Three Months Ended       Nine Months Ended
                                     November 30,             November 30,
                                 -------------------     -------------------
                                   2003        2002        2003        2002
                                 -------     -------     -------     -------
Sales                            $44,248     $23,965     $87,011     $73,973
Cost of goods sold                37,514      19,587      75,771      57,396
                                 -------     -------     -------     -------
Gross profit                       6,734       4,378      11,240      16,577
                                 -------     -------     -------     -------
Operating expenses:
  Research and development         1,338       1,391       3,936       4,815
  Selling                            627         469       1,670       1,943
  General and administrative         925         902       2,638       3,004
                                 -------     -------     -------     -------
Total operating expenses           2,890       2,762       8,244       9,762
                                 -------     -------     -------     -------
Operating income                   3,844       1,616       2,996       6,815

Non-operating expense, net           (12)        (79)       (194)       (159)
                                 -------     -------     -------     -------
Income before income taxes         3,832       1,537       2,802       6,656

Income tax provision                (380)       (632)        (62)     (2,467)
                                 -------     -------     -------     -------

Net income                       $ 3,452     $   905     $ 2,740     $ 4,189
                                 =======     =======     =======     =======


Net income (loss) per share:
  Basic                          $  0.23     $  0.06     $  0.19     $  0.29
  Diluted                        $  0.22     $  0.06     $  0.18     $  0.28

Shares used in per share
 calculations:
   Basic                          14,788      14,720      14,760      14,605
   Diluted                        15,555      14,850      15,128      14,840

BUSINESS UNIT SALES INFORMATION:
                                 Three Months Ended       Nine Months Ended
                                     November 30,             November 30,
                                 -------------------     -------------------
                                   2003        2002        2003        2002
                                 -------     -------     -------     -------
Satellite Products               $42,607     $20,443     $81,250     $64,557
Wireless Access Products           1,641       3,522       5,761       9,416
                                 -------     -------     -------     -------
Total                            $44,248     $23,965     $87,011     $73,973
                                 =======     =======     =======     =======

CALIFORNIA AMPLIFIER, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                  November 30,   February 28,
                                                      2003           2003
                                                    --------       --------
                                                   (unaudited)
                    Assets
Current assets:
  Cash and cash equivalents                         $ 25,286        $ 21,947
  Accounts receivable, net                            17,399          16,053
  Inventories                                         13,875          12,862
  Deferred income tax assets                           2,576           1,130
  Prepaid expenses and other current assets              935           1,100
                                                    --------        --------
     Total current assets                             60,071          53,092

Property and equipment, at cost, net of
 accumulated depreciation and amortization             7,887           9,322
Deferred income tax assets, less current portion       4,098           5,400
Goodwill                                              20,938          20,938
Other assets                                             668             845
                                                    --------        --------
                                                    $ 93,662        $ 89,597
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $  3,375        $  3,005
  Accounts payable                                    15,671          11,553
  Accrued payroll and employee benefits                1,311           1,649
  Other accrued liabilities                            1,488           2,198
                                                    --------        --------
     Total current liabilities                        21,845          18,405
                                                    --------        --------
Long-term debt, less current portion                   9,874          12,569
                                                    --------        --------
Commitments and contingencies

Stockholders' equity:
  Common stock                                           148             147
  Additional paid-in capital                          44,024          43,441
  Retained earnings                                   18,576          15,836
  Accumulated other comprehensive loss                  (805)           (801)
                                                    --------        --------
     Total stockholders' equity                       61,943          58,623
                                                    --------        --------
                                                    $ 93,662        $ 89,597
                                                    ========        ========


                                   #  #  #